EMPLOYMENT AGREEMENT
                              --------------------


      This Agreement is made effective June 1, 2005, by and between Ovation Products Corporation, a Delaware corporation having its principal place of business at 395 E. Dunstable Road, Nashua, New Hampshire (hereinafter, "Company"), and Robert R. MacDonald (hereinafter, "Employee") (together, the "Parties").

                                    RECITALS

      WHEREFORE, Company desires the employment of Employee as one of its key officers, and Employee desires employment with Company subject to the terms and provisions of this Agreement.

      NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

      1. Term. Company hereby agrees to employ Employee and Employee hereby accepts employment upon execution of this Agreement and continuing until terminated in accordance with this Agreement, upon the terms and conditions hereinafter set forth (hereinafter, the "Term," ).

      2. Duties. During the Term, Employee shall serve as Chief Executive Officer of Company and shall report to and carry out those duties reasonably assigned him from time to time by the Board of Directors of Company, consistent with his title and position. Employee shall devote such time, attention, knowledge and skills as necessary, in Employee's judgment, to execute his duties. During the Term, Employee shall refrain from engaging in any activity that in his judgment is or may be contrary to the welfare, interests, or benefit of Company.

      3. Salary. In consideration of the services to be rendered by Employee hereunder and for all rights and covenants granted herein, Company shall pay to Employee a salary in the gross amount of $150,000.00 per year, with reasonable increases annually based upon Employee's and Company's performance (hereinafter, the "Salary"). In no event shall Employee's Salary be decreased during the Term.

      4. Cash Bonus. Employee shall be eligible to receive a discretionary incentive or other cash bonus, which shall be awarded by Company's Board of Directors, in its sole discretion. When the Company achieves profitability, the Board of Directors will establish a cash bonus for Employee targeted at not less than 30% of Employee's Salary and based on achieving objectives established in advance by the Board of Directors.

      5. Stock Incentive Bonus. To compensate Employee for the growth of the business of Company, Employee shall be eligible for stock option incentive bonuses, in accordance with the 1999 Ovation Products Corporation Stock Option Plan. The Board of Directors shall have the power to award any discretionary stock options or stock grants. In the event of an Initial Public Offering, or a change in control (representing a change in ownership of more than 50% of the Company's voting securities) or the sale of all or substantially all of the Company's assets, all stock options awarded hereunder, or awarded under any other plan or agreement, shall vest immediately. The Employee, or his heirs if Employee is deceased, may exercise vested options at any time until the sooner of (a) 5 years after termination of employment or (b) 10 years after date of option grant. At a minimum, the following incentive stock options will be granted to Employee during the Term:

            (i) options to purchase 100,000 shares of common stock at an exercise price of $5.00 per share to be granted effective the date of this Agreement. These options will vest 25% immediately and the balance vesting monthly over 48 months.

            (ii) Options to purchase 20,000 shares of common stock at an exercise price determined at time of grant by the Board of Directors to be fair market value and to be granted upon the Company raising $3 million of equity or debt capital or corporate partner funding after the date of this Agreement. These options will vest 50% immediately and the balance monthly over 24 months.

            (iii) Options to purchase 30,000 shares of common stock at an exercise price determined at time of grant by the Board of Directors to be fair market value and to be granted upon the Company raising $5 million of cumulative equity or debt capital or corporate partner funding after the date of this Agreement. These options will vest 50% immediately and the balance monthly over 24 months.

            (iv) Options to purchase 50,000 shares of common stock at an exercise price determined at time of grant by the Board of Directors to be fair market value and to be granted upon the earlier of (a) the Company raising $10 million of cumulative equity or debt capital or corporate partner funding after the date of this Agreement, or (b) the Company achieving annual profitability over a period consisting of four consecutive financial quarters. These options will vest 50% immediately and the balance monthly over 24 months.


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

      6. Termination. This Agreement may be terminated as provided in this
Section 6. Any termination of this Agreement (other than termination pursuant to Section 6(a) of this Agreement) shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

            a. Death of Employee. This Agreement shall terminate automatically upon Employee's death.

            b. Inability of Employee to Perform. If during the Term, Employee becomes unable to perform any material duties assigned to him by reason of mental or physical incapacity for a period of longer than ninety consecutive days, Company may terminate this Agreement immediately. The inability of Employee to perform his duties by reason of mental or physical incapacity shall be determined by Employee's treating physician or a licensed physician or physicians designated jointly by Company and Employee to examine Employee.

            c. Termination by Company for Cause. At any time during the Term, Company may terminate this Agreement for Cause upon written notice to Employee, provided that Company has given Employee written notice specifying in detail the alleged cause and a period of thirty days from receipt of the notice within which to cure the alleged Cause or to commence a cure if cure is not possible within thirty days, and Employee fails to cure or commence curing the alleged Cause. For purposes hereof, "Cause" shall be defined as: (i) the commission by Employee of a felony, either in connection with the performance of his obligations to the Company or which adversely affects Employee's ability to perform such obligations; (ii) Employee's gross negligence or breach of fiduciary duty; or (iii) the commission by Employee of an act of fraud or embezzlement which results in damage to the Company.

            d. Termination by Company without Cause. Company may terminate this Agreement for any reason upon ninety days' written notice to Employee.

            e. Termination by Employee for Good Reason. Employee may terminate this Agreement immediately upon the occurrence of an event that constitutes "Good Reason." For purposes of this Agreement, "Good Reason" means (i) the assignment to Employee of any duties inconsistent with his position; (ii) any material breach by Company of its obligations under this Agreement that is not cured within thirty days of receipt by Company of written notice from Employee specifying the alleged breach; or (iii) a change in Employee's status such that he must report to anyone other than directly to Company's Board of Directors.


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

            f. Termination by Employee without Good Reason. Employee may terminate this Agreement for any reason upon ninety days' written notice to Company.

      7. Obligations upon Termination.

            a. Death. If this Agreement is terminated by reason of Employee's death pursuant to Section 6(a) of this Agreement, the Term shall end on the date of death, and Employee's then-current Salary and any other amounts due and owing through the date of death, as determined by Company in its sole discretion, less applicable withholdings and deductions (the "Accrued Obligation") shall be paid to Employee's legal representatives in a lump sum. All unvested stock options or stock grants whose vesting periods have not been achieved or stock incentive shares that have not been earned that are scheduled to vest within one year after the date of death shall vest immediately and accrue to Employee upon the occurrence of incapacity.

            b. Inability to Perform. If this Agreement is terminated by reason of Employee's inability to perform pursuant to Section 6(b) of this Agreement, the Agreement shall terminate immediately, and Company shall pay to Employee the Accrued Obligation in a lump sum in cash within thirty days. Company further shall continue to pay Employee his then-current Salary until the earliest date of eligibility to receive payments under Company's short-term or long-term disability plans. Employee's rights under any short-term or long-term disability plan shall be determined in accordance with the provisions of the respective plan. All unvested stock options or stock grants whose vesting periods have not been achieved or stock incentive shares that have not been earned that are scheduled to vest within one year after the date of physical or mental incapacity as defined by Section 6(b) shall vest immediately and accrue to Employee upon the occurrence of incapacity.

            c. Termination by Company for Cause or by Employee without Good Reason. If this Agreement shall be terminated by Company for Cause pursuant to
Section 6(c) of this Agreement or by Employee without Good Reason pursuant to
Section 6(f) of this Agreement, this Agreement shall terminate on the effective date of termination, and Company shall pay the Accrued Obligation to Employee in a lump sum within thirty days after termination, and Company shall have no further obligations under this Agreement.

            d. Termination by Company without Cause or by Employee for Good Reason. If this Agreement shall be terminated by Company without Cause pursuant to Section 6(d) of this Agreement or by Employee for Good Reason pursuant to
Section 6(e) of this Agreement, this Agreement shall terminate on the effective date of termination, and Company shall pay to Employee a lump sum amount equal to one month of Employee's then-current Salary for each full year of employment, and Employee shall have no further obligations or duties to Company, except as provided in Sections 10, 11 and 12. All unvested stock options or stock grants whose vesting periods have not been achieved or stock incentive shares that have not been earned and that are scheduled to vest, or would have been granted, within three months after the date of termination shall be granted and shall vest immediately and accrue to Employee immediately upon termination by Company without Cause or by Employee for Good Reason.


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

      8. Employee Benefits. Employee shall receive at least such long-term disability insurance, health and dental insurance, pension and 401(k) plan participation, seminar and educational support, and other fringe benefits, as are offered to any executive employee of Company. Company shall promptly reimburse Employee for all reasonable expenses incurred furthering the business of Company, including, but not limited to travel, entertainment, lodging and incidentals.

      9. Vacations. Employee shall be entitled to twenty days of vacation with pay each calendar year. Such vacation may be taken at Employee's discretion and at such time or times as are not inconsistent with the reasonable business needs of Company.

      10. Restrictive Covenants. (a) During the Term, Employee shall devote the majority of his working time, attention and energies to the business of Company and shall not be engaged in any activity that shall unreasonably interfere with the performance of his duties hereunder. Company acknowledges that Employee is President , CEO, Chairman and sole remaining employee of BiosGroup, Inc. which he is operating on a part-time basis as a holding company for the equity interests of BiosGroup in seven companies, including several for which he serves as a Board member. Neither BiosGroup nor its seven companies compete directly or indirectly with the Company. Company acknowledges that Employee's participation in these activities does not unreasonably interfere with the performance of his duties hereunder and that the Company is not entitled to any compensation or equity received by Employee from BiosGroup or its seven companies.

            (b) During the Term and continuing subsequent to any termination or expiration of this Employment Agreement, Employee shall maintain Information, as defined in Section 10(c) below, as secret and confidential unless Employee is required to disclose Information pursuant to the terms of a valid and effective order issued by a court of competent jurisdiction or a governmental authority or as Employee reasonably believes to be appropriate to further the interests of Company. Employee shall use Information solely for the purpose of carrying out those duties assigned to him as an employee of Company and not otherwise. The disclosure of Information to Employee shall not be construed as granting to Employee any license under any copyright, trade secret or any right of ownership or right to use Information whatsoever.

            (c) For the purposes of this Section 10, "Information" shall mean confidential information that is related to Company's business. Information shall include, but shall not be limited to: (1) any financial business, planning, operations, services, potential services, products, potential products, technical information, intellectual property, trade secrets and/or know-how, formulas, production, purchasing, marketing, sales, personnel, customer, supplier, or other information of Company; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of Company; (3) any confidential information or trade secrets of any third party provided to Company in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral or electronic, whether existing now or at some time in the future, whether pertaining to current or future developments, and whether accessed prior to Employee's tenure with Company or to be accessed during his future employment or association with Company, which pertains to Company's affairs or interests or with whom or how Company does business. Company acknowledges and agrees that Information shall not include information in the public domain.


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

            (d) Employee shall promptly notify Company if he has reason to believe that the unauthorized use, possession, or disclosure of any Information has occurred or may occur.

            (e) All physical items containing Information, including, without limitation, the business plan, know-how, collection methods and procedures, advertising techniques, marketing plans and methods, sales techniques, documentation, contracts, reports, letters, notes, any computer media, client lists and all other information and materials of Company's business and operations, shall remain the exclusive and confidential property of Company's business and operations, shall remain the exclusive and confidential property of Company and shall be returned, along with any copies or notes of Employee made thereof or therefrom, to Company when Employee ceases his employment with Company.

            (f) Employee hereby covenants and agrees that at no time during Employee's employment with Company and for a period of 1 year immediately following termination of Employee's employment with Company, whether voluntary or involuntary, shall Employee (i) develop, own, manage, operate, or otherwise engage in, participate in, represent in any way or be connected with, as officer, partner, owner, employee, agent, independent contractor, consultant, proprietor, stockholder (except for ownership of a less than 5% stock interest in a publicly traded company), or otherwise any business or activity competing with Company or its affiliates within the United States in a capacity that materially influences or controls the design, research, manufacture, marketing, sale, or distribution of products or services competitive with any products or services of Company; (ii) act with the purpose of soliciting, diverting or taking away any business, customer, client or any supplier of Company; or (iii) otherwise compete with Company in the sale or licensing of any products competitive with the products, or services competitive with the services, developed or marketed by Company within the United States during Employee's employment.

            (g) Employee hereby covenants and agrees that at no time during Employee's employment with Company and for a period of one year immediately following termination of Employee's employment with Company will Employee act in any way with the purpose or effect of soliciting any of Company's employees to leave the employ of Company. Notwithstanding the foregoing, it shall not be a breach of this Agreement for Employee to interview, recruit, hire or retain any employee of Company if that person, upon his or her own independent initiative, responds to a public advertisement for employment or services, or if that person contacts Employee, or any entity Employee is employed by or associated with, for employment or services, provided Employee has taken no action prior to the contact, directly or indirectly, to solicit, induce or persuade the person to do so.


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

      11. Discoveries, Inventions, Trade Secrets, Trade Names, Copyrights, and Patents. As part of the rights granted herein to Company, Employee agrees that all right, title and interest of any kind and nature whatsoever in and to any inventions, product, know-how, trade secrets, patents, trademarks, methods, procedures, copyrights, seminars, discoveries, improvements, ideas, creations, and other technical properties, whether or not patentable or subject to rights of copyright and/or trademark, which are conceived or made by Employee during the Term of this Agreement and which are relevant to the business of Company , and any other lines of business which Company subsequently pursues in any form to include but not be limited to a strategic plan, research, feasibility studies, development, manufacturing, and customer contact (including but not limited to intellectual property, know-how, trade secrets, and patents in process or granted) or the performance by Employee of his services hereunder, shall be and become the sole and exclusive property of Company for all purposes. Employee shall promptly disclose to Company any such conception or other work product of the type as is generally described in the immediately preceding sentence. Employee agrees to execute any and all applications, assignments, and other written instruments that Company may deem necessary and appropriate to confirm the title and interest of Company therein and thereto. The obligations of Employee under this Section 11 shall be binding upon the assignees, employers, other corporate or research affiliates, executors, administrators and heirs. This grant, transfer and assignment to Company by Employee of rights to intellectual properties shall remain effective for such periods of time as applicable law may permit with respect to the ownership of any such intellectual property or materials.

      12. Enforcement. Employee understands and agrees that he will provide unique services to Company and that the restrictions contained in Sections 10 and 11 of this Agreement are reasonable, fair and equitable in scope, terms, and duration, may be necessary to protect the legitimate business interests, trade secrets, and good will of Company, and are a material inducement to Company to enter into this Agreement, and that any breach or threatened breach of the restrictions stated in Sections 10 and 11 may cause Company substantial and irreparable harm for which there may be no adequate remedy in law. Nothing contained in this Section 12 shall invalidate or waive any other rights or remedies that Company may have at law or in equity.

      13. Directors' and Officers' Insurance. Company agrees to provide to Employee and keep current at all times during Employee's employment, at its expense, director's and officer's liability insurance, with Employee named as the beneficiary, with such coverage limits as are customary in Company's industry, including tail insurance as appropriate. Company shall indemnify and reimburse Employee on an ongoing, monthly basis for all costs, including the attorneys fees of counsel of Employee's choice, in defending himself against claims arising from his employment by Company, including the enforcement of this contract.


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

      14. Survivability. The provisions of Sections 5, 10, 11, 12 and 13 of this Agreement shall survive its termination.

      15. Section Titles. The titles of the Sections of this Agreement are for convenience only and shall not affect the interpretation of any Section hereof.

      16. Waiver. A waiver by either party hereto of any of the terms or conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof. All remedies, rights, undertakings, obligations, and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party hereto.

      17. Severability. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement, and they shall remain in full force and effect.

      18. Assignment. This Agreement requires the personal services of Employee only, and Employee shall not be entitled to assign any portion of his duties or obligations hereunder. Company may not assign its rights or obligations under this Agreement except to a successor in interest to substantially all of Company's assets and liabilities.

      19. Notices. All notices given hereunder shall be given in writing, either by personal delivery or overnight courier to the respective addresses of the parties set forth below the signatures to this Agreement, or to such other address or addresses as may be hereafter be designated in writing by either Employee or Company for the receipt of the notices. Notices given by mail shall be deemed given on the date of receipt thereof.

      20. Governing Law. The agreement has been made and executed in the State of New Hampshire and shall be governed by the laws of New Hampshire applicable to contracts fully to be performed therein.

      21. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes any and all previous agreements between the Parties. This Agreement may not be modified orally, but only by an agreement in writing supplied by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


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

      IN WITNESS WHEREOF, Employee and Company have executed this Employment Agreement.



COMPANY:                                    EMPLOYEE:

OVATION PRODUCTS CORPORATION                ROBERT R. MACDONALD



By: /s/ William Lockwood                    /s/ Robert R. MacDonald
   ----------------------------------       ------------------------------------

 Title: President and Director

Address: 395 E. Dunstable Road              Address: 2558 Atalaya Hill Road
         Nashua, NH  03062                           Santa Fe, NM  87505


Date: 6/1/05                                Date: 6/1/05
     --------------------------------            -------------------------------


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